Exhibit 99.1
Hain Celestial Announces Appointment of Two New Independent Directors

Veteran Consumer Packaged Goods Executives Richard Beck and Michael Sims to Join the Board of Directors

Lake Success, NY, October 4, 2019 - The Hain Celestial Group, Inc. (Nasdaq: HAIN) (“Hain Celestial” or the “Company”), a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East providing consumers with A Healthier Way of Life™, today announced the appointment of two new independent directors. Veteran consumer packaged goods executives Richard Beck and Michael Sims will join Hain Celestial’s Board of Directors, effective immediately. Mr. Beck will also serve as a member of the Audit Committee and the Corporate Governance and Nominating Committee of the Board and Mr. Sims will serve as a member of the Audit Committee and the Compensation Committee of the Board. These appointments increase the Hain Celestial Board of Directors to nine directors.

“We are very pleased to welcome Rich and Mike to the Hain Celestial Board of Directors,” commented Dean Hollis, Hain Celestial’s Chair of the Board of Directors. “We look forward to their contributions and believe their particularly strong operational and financial backgrounds will provide valuable perspectives for our Board of Directors, as Hain Celestial continues to execute on its transformational strategic objectives.”

Mr. Beck has over 35 years of executive and senior leadership experience in the consumer packaged goods industry. He is the founder of Biltmoore Consulting, where since 2016 he has advised clients in operations, supply chain optimization, logistics and general management. Previously, Mr. Beck served as Senior Vice President, Global Operations of PepsiCo, Inc., one of the world’s leading food and beverage companies, from February 2011 to April 2016. In this role, Mr. Beck established the company’s global operations function and led various successful initiatives that improved productivity, drove automation, technology and global systems and improved environmental, health and safety metrics. In addition, Mr. Beck served in other roles of increasing responsibility for PepsiCo from 1993 to 2011, including President and Senior Vice President of Gatorade, Senior Vice President of PepsiCo Chicago and Senior Vice President of Operations for Frito-Lay. In these roles, Mr. Beck oversaw the manufacturing and distribution of some of PepsiCo’s key brands and led various productivity, environmental and sustainability initiatives. From 1981 to 1992, Mr. Beck served in positions of increasing responsibility at General Electric.

Mr. Sims has over 30 years of consumer packaged goods industry experience, with significant financial reporting and accounting expertise. He currently serves as Executive Vice President and Chief Financial Officer of Trugreen, a residential and commercial lawn care company. In this role since 2019, Mr. Sims is responsible for driving sustainable growth through leadership of finance and supply chain management. Previously, Mr. Sims served as Senior Vice President, Chief Financial Officer and Treasurer of AdvancePierre Foods Holdings, Inc., a nationally recognized

The Hain Celestial Group, Inc. • 1111 Marcus Avenue • Lake Success, NY 11042
516-587-5000 • www.hain.com

supplier of value-added proteins and sandwich products to foodservice, retail, schools and convenience channels across the United States, from 2012 until its acquisition by Tyson Foods, Inc., in 2017. Mr. Sims was responsible for the company’s growth-driven, margin-expansion strategy. From 1988 to 2012, Mr. Sims served in roles of increasing responsibility at Chiquita Brands International Inc., a leading international marketer and distributor of bananas, pineapples and packaged salads, where he most recently served as their Senior Vice President and Chief Financial Officer from 2009 to 2012 and developed expertise in global financial operations, planning and analysis investor relations and capital markets. Prior to that, Mr. Sims held various positions with Arthur Young & Company (n/k/a Ernst & Young LLP).

About The Hain Celestial Group, Inc.
The Hain Celestial Group (Nasdaq: HAIN), headquartered in Lake Success, NY, is a leading organic and natural products company with operations in North America, Europe, Asia and the Middle East. Hain Celestial participates in many natural categories with well-known brands that include Almond Dream®, Arrowhead Mills®, Bearitos®, Better Bean®, BluePrint®, Casbah®, Celestial Seasonings®, Clarks™, Coconut Dream®, Cully & Sully®, Danival®, DeBoles®, Earth’s Best®, Ella’s Kitchen®, Europe’s Best®, Farmhouse Fare™, Frank Cooper’s®, Gale’s®, Garden of Eatin’®, GG UniqueFiber™, Hain Pure Foods®, Hartley’s®, Health Valley®, Imagine™, Johnson’s Juice Co.™, Joya®, Lima®, Linda McCartney® (under license), MaraNatha®, Mary Berry (under license), Natumi®, New Covent Garden Soup Co.®, Orchard House®, Rice Dream®, Robertson’s®, Rudi’s Gluten-Free Bakery™, Rudi’s Organic Bakery®, Sensible Portions®, Spectrum® Organics, Soy Dream®, Sun-Pat®, Sunripe®, SunSpire®, Terra®, The Greek Gods®, Walnut Acres®, WestSoy®, Yorkshire Provender®, Yves Veggie Cuisine® and William’s™. The Company’s personal care products are marketed under the Alba Botanica®, Avalon Organics®, Earth’s Best®, JASON®, Live Clean® and Queen Helene® brands.

Safe Harbor Statement
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws, including the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictions based on expectations and projections about future events and are not statements of historical fact. You can identify forward-looking statements by the use of forward-looking terminology such as “plan”, “continue”, “expect”, “anticipate”, “intend”, “predict”, “project”, “estimate”, “likely”, “believe”, “might”, “seek”, “may”, “will”, “remain”, “potential”, “can”, “should”, “could”, “future” and similar expressions, or the negative of those expressions, or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters.
Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements, and you should not rely on them as predictions of future events. Such factors include, among others, the risks detailed from time to time in the Company’s reports filed with the United States Securities and Exchange Commission. The Company cannot provide any assurance regarding future results, levels of activity and achievements of the Company, and neither the Company nor any person assumes responsibility for the accuracy and completeness of these statements. All forward-looking statements contained herein apply as of the date hereof or as of the date they were made and, except as required by applicable law, the Company disclaims any obligation to publicly update or revise any forward-

The Hain Celestial Group, Inc. • 1111 Marcus Avenue • Lake Success, NY 11042
516-587-5000 • www.hain.com

looking statement to reflect changes in underlying assumptions or factors or new methods, future events or other changes.

Contact:
James Langrock / Katie Turner
The Hain Celestial Group, Inc.
516-587-5000

The Hain Celestial Group, Inc. • 1111 Marcus Avenue • Lake Success, NY 11042
516-587-5000 • www.hain.com